
Pricing Supplement No. 1 Dated February 2, 2001                  Rule 424(b)(3)
(To Prospectus Dated June 23, 2000 and                           Registration Statement No. 333-36614
Prospectus Supplement Dated June 23, 2000)

                               U.S. $200,000,000


                              PEPSIAMERICAS, INC.
                    (formerly known as Whitman Corporation)


                          MEDIUM-TERM NOTES, SERIES C

                                ---------------


Currency or Currency Units (if other than U.S. dollars):        If Floating Rate Note:  N.A.
N.A.

Issue Date:  FEBRUARY 9, 2001                                         ___ CD Rate Note
                                                                      ___ CMT Rate Note
Maturity Date:  FEBRUARY 15, 2006                                     ___ Commercial Paper Rate Note
                                                                      ___ Federal Funds Rate Note
Public Offering Price (%):  99.815                                    ___ LIBOR Note
                                                                          ___ LIBOR Telerate
Discount or Commission (%):  0.600                                        ___ LIBOR Reuters
                                                                      ___ Prime Rate Note
Proceeds to PepsiAmericas:  $198,430,000                              ___ Treasury Rate Note

Original Issue Discount Security:  Yes: __  No:  X                    Initial Interest Rate:  ______
                                                ----

If Fixed Rate Note:                                             If CD Rate Note, Commercial Paper Rate Note, Federal Funds
                                                                Rate Note, LIBOR Note Prime Rate Note or Treasury Rate
     Interest Rate:  5.950%                                     Note:  N.A.

     Interest Payment Date(s) (if different from dates set            Index Maturity:  ______
     forth in the Prospectus Supplement):  FEBRUARY 15 &
     AUGUST 15, COMMENCING AUGUST 15, 2001                            Spread:  ______

     Record Date(s) (if different from dates set forth in the         Spread Multiplier:  ______
     Prospectus Supplement):  FEBRUARY 1 & AUGUST 1
                                                                      Maximum Interest Rate, if any:  ______
If Note is Denominated in a Currency or Currency Unit Other
than U.S. Dollars:  N.A.                                              Minimum Interest Rate, if any:  ______

     Payment by Holder of Purchase Price in:                          Interest Reset Dates:  ______
          __ Specified Currency
          __ U.S. Dollars                                             Interest Determination Dates:  ______

     If Payable in U.S. Dollars, Exchange Rate Applicable to          Calculation Dates:  ______
     Purchase Price:  U.S. $1.00 = __________
                                                                      Calculation Agent:  ______
     Payments to Holder of Principal and any Premium and
     Interest in:                                                     Interest Payment Dates(s):  ______
         __ U.S. Dollars (with an election by the holder to
            receive payments in the Specified Currency)               Record Date(s):  ______
         __ Specified Currency (with no election by the
            holder to receive payments in U.S. dollars)


If Redeemable at the Option of PepsiAmericas:                   If Repayable at the Option of the Holder:  N.A.

         Redemption Date(s):  SEE ANNEX A                              Repayment Date(s):  ______
         Redemption Price (%):  SEE ANNEX A                            Repayment Price (%):  _______
         Notice Period:  SEE ANNEX A                                   Notice Period:________

Type of Sale:                                                   If Principal Offering, Reoffering At:

         __  As Agent                                                  __ Varying prices related to prevailing market
                                                                          prices at the time of sale
          X  As Principal
         ---                                                            X  Fixed public offering price of 99.815% of
                                                                       --- Principal Amount

Annex Attached:  Yes:  X   No: __
                      ---


                                                                         Annex A

                               RECENT DEVELOPMENTS

         On January 22, 2001, we filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware to effect a change in our name from "Whitman Corporation" to "PepsiAmericas, Inc." On January 24, 2001, shares of our common stock began trading on The New York Stock Exchange under the name PepsiAmericas and symbol "PAS."


                                 USE OF PROCEEDS

         We intend to use our net proceeds from the sale of the Notes to repay outstanding commercial paper maturing within 30 days and having an average interest rate of 6.3% as of February 2, 2001.


                           CERTAIN TERMS OF THE NOTES

         The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith supercedes, the description of the general terms and provisions of our Medium-Term Notes, Series C set forth under "Description of the Notes" in the prospectus supplement and under "Description of the Debt Securities" in the prospectus. Capitalized terms used but not defined herein have the meanings specified in the prospectus supplement, the prospectus and/or the indenture governing the Notes.

OPTIONAL REDEMPTION

         The Notes will be redeemable in whole or in part, at our option at any time, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of:

             -    100% of the principal amount of the Notes; or

             - the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the redemption date to the maturity date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points.

We will also pay the accrued and unpaid interest on the Notes to the redemption date.

         "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for the Notes to be redeemed, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day before the redemption date, as published in the daily statistical release (or any successor release) by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if that release (or any successor release) is not available or does not contain those prices on that business day, the arithmetic average of the Reference Treasury Dealer Quotations for the redemption date.

         "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

         "Reference Treasury Dealer" means Banc of America Securities LLC, Banc One Capital Markets, Inc., Chase Securities Inc. and Salomon Smith Barney Inc. and their respective successors. If any of the Reference Treasury Dealers ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), we may substitute another Primary Treasury Dealer.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day before the redemption date.

                                  UNDERWRITING

         Subject to the terms and conditions specified in a distribution agreement, dated June 23, 2000, and a terms agreement, dated February 2, 2001, among us and the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters severally has agreed to purchase from us, the principal amount of Notes set forth opposite its name below. The distribution agreement provides that the underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                PRINCIPAL AMOUNT
                           UNDERWRITER                               OF NOTES

Banc of America Securities LLC............................         $110,000,000
Chase Securities Inc......................................           40,000,000
Banc One Capital Markets, Inc.............................           25,000,000
Salomon Smith Barney Inc..................................           25,000,000
                                                             -------------------
         Total............................................         $200,000,000
                                                             ===================

         The underwriters propose to offer the Notes to the public at the public offering price specified on the cover page of this pricing supplement and to the dealers at that price less a concession of no more than .35% of the principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount of no more than .30% of the principal amount of the Notes to other dealers. The public offering price, concession and discount may be changed after the offering of the Notes to the public.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $100,000.




                                       5